Exhibit 4.7

ARTICLES OF	STATUTEN
ASSOCIATION

of	der

Weatherford International Ltd.	Weatherford International Ltd.
(Weatherford International SA)	(Weatherford International SA)
(Weatherford International AG)	(Weatherford International AG)

in Zug	in Zug

I. NAME, REGISTERED OFFICE, DURATION AND PURPOSE OF THE COMPANY	I. FIRMA, SITZ, DAUER UND ZWECK DER GESELLSCHAFT

Article 1: Name, Seat and Duration	1.1. Artikel 1: Firma, Sitz und Dauer

Under the name of Weatherford International Ltd. (Weatherford International AG) (Weatherford International SA) (the “Company”), there exists a corporation with unlimited duration which is governed by these Articles of Incorporation and by the provisions of chapter 26 of the Swiss Code of Obligations (“CO”). The seat of the Company shall be in Zug.
Unter der Firma Weatherford International Ltd. (Weatherford International AG) (Weatherford International SA) (die “Gesellschaft”) besteht auf unbestimmte Dauer eine Aktiengesellschaft, welche den vorliegenden Statuten und den Vorschriften des 26. Titels des Schweizerischen Obligationenrechts (“OR”) untersteht. Der Sitz der Gesellschaft ist in Zug.

Article 2: Purpose	Artikel 2: Zweck

Acquisition, holding, administration and transfer of participations in entities in Switzerland and abroad, either directly or indirectly, in particular in entities which are active in the field of services providing with respect to the use of natural energy and of the financing of such activities.
Erwerb, Halten, Verwaltung und Veräusserung von Beteiligungen an Unternehmen im In- und Ausland, ob direkt oder indirekt, insbesondere an Unternehmen, die im bereich der Erbringung von Dienstleistungen zur Nutzung von natürlichen Energiequellen und der Finanzierung dieser Aktivitäten tätig sind.

The Company may establish branch offices and subsidiaries in Switzerland and abroad. The Company may acquire, administer and transfer patents, trademarks and technical as well as industrial know-how. The Company may engage in any commercial, financial or
Die Gesellschaft kann Zweigniederlassungen und Tochtergesellschaften im In- und Ausland errichten. Die Gesellschaft kann Patente, Handelsmarken und technisches und industrielles Know-how erwerben, verwalten und übertragen. Die Gesellschaft kann alle other activities which are directly or indirectly related to the purpose of the Company.

The Company may also participate in the financing, including by means of the providing of guarantees and sureties of any kind, of other entities of the group to which the Company belongs in the general interest of such group.
finanziellen, kommerziellen und anderen Tätigkeiten ausüben, welche mit dem Zweck der Gesellschaft direkt oder indirekt in Zusammenhang stehen.

Die Gesellschaft kann im Übrigen im Rahmen des allgemeinen Gruppeninteresses an Finanzierungen von mittelbaren und unmittelbaren Tochtergesellschaften teilnehmen, namentlich Garantien und Bürgschaften jeglicher Art eingehen, solange im Interesse der Gruppe.

II. SHARE CAPITAL AND SHARES	II. AKTIENKAPITAL

Article 3: Capital and Shares	Artikel 3: Kapital und Aktien

The share capital of the Company amounts to CHF 100,000 (one hundred thousand Swiss Francs). It is divided into 10,000,000 registered shares of CHF 0,01 par value each (1 centime).	Das Aktienkapital beträgt CHF 100,000 (ein hundert tausend) und ist eingeteilt in 10,000,000 voll liberierte Namenaktien zu je CHF CHF 0,01 (ein Rappen)

The share capital is fully paid-in.	Das Aktienkapital ist voll liberiert.

Article 4: Share Register	Artikel 4: Aktienregister

The Company maintains a share register in which the names and addresses of the shareholders and the usufructuaries shall be entered. Vis-à-vis the Company, only those persons registered in the share register are recognized as shareholders.
Die Gesellschaft führt ein Aktienregister, in welches die Aktionäre und Nutzniesser mit Namen und Adresse eingetragen werden. Gegenüber der Gesellschaft gilt nur als Aktionär, wer im Aktienregister eingetragen ist.

Article 5: Transfer Limitations	Artikel 5: Übertragungsbeschränkungen

The transfer of shares, be it for ownership or usufruct purposes, requires the approval of the Board of Directors.	Die Übertragung von Aktien, ob zu Eigentum oder zur Nutzniessung, bedarf der Zustimmung durch den Verwaltungsrat.

The Board of Directors may refuse such authorization stating one of the important reasons mentioned below, or without giving the reasons therefore by offering the transferor of shares to take over such shares (for the account of the Company, certain shareholders, or third parties) at their actual value at the time of the request for approval.
Der Verwaltungsrat kann diese Zustimmung verweigern, wenn er hierfür einen der nachfolgenden wichtigen Gründe bekanntgibt oder, ohne Angabe von Gründen, sofern er dem Veräusserer der Aktien anbietet, die Aktien (für Rechnung der Gesellschaft, bestimmter Aktionäre oder Dritter) zum wirklichen Wert im Zeitpunkt des Gesuches zu übernehmen.

The following constitute important reasons:	Als wichtige Gründe gelten:

1. the exclusion of acquirers who manage, own shares in or are employed by an enterprise which competes with the purpose of the Company;	1. der Ausschluss von Erwerbern, die Beteiligungen von Unternehmen, welche die Gesellschaft konkurrenzieren, verwalten oder halten, oder in solchen Unternehmen angestellt sind;

2 the acquisition or the holding of shares in the name or in the interest of third parties.	2. der Erwerb und das Halten von Aktien im Namen und oder im Interesse Dritter.

If shares have been acquired by way of inheritance, division of estate, matrimonial property law or forced sale, approval may be refused only if the Company offers to the acquirer to take over the shares at their actual value.
Sind die Aktien durch Erbgang, Erbteilung, eheliches Güterrecht oder Zwangsvollstreckung erworben worden, so kann die Gesellschaft das Gesuch um Zustimmung nur ablehnen, wenn sie dem Erwerber die Übernahme der Aktien zum wirklichen Wert anbietet.

The Company may, after consultation with the affected shareholder, cancel entries in the share register if such entry was based on untrue information given by the acquirer. The acquirer must be informed of the cancellation immediately.
Die Gesellschaft kann nach Anhörung des Betroffenen Eintragungen in das Aktienregister streichen, wenn diese durch falsche Angaben des Erwerbers zustande gekommen sind. Der Erwerber muss über die Streichung sofort informiert werden.

Article 6: Share Certificates and Share Conversion	Artikel 6: Zertifikate und Aktienumwandlung

The Company may issue share certificates which embody several shares. The General Meeting of Shareholders may convert through an amendment of the Articles of Incorporation registered shares into bearer shares and vice versa.
Die Gesellschaft kann Zertifikate über eine Mehrzahl von Aktien ausstellen. Die Generalversammlung kann auf dem Wege der Statutenänderung die Namenaktien in Inhaberaktien umwandeln und umgekehrt.

III. ORGANIZATION OF THE COMPANY	III. ORGANISATION DER GESELLSCHAFT

Article 7: Governing Bodies	Artikel 7: Organe

The bodies of the Company are:	Die Organe der Gesellschaft sind:

a) the General Meeting of Shareholders	a) die Generalversammlung
b) the Board of Directors	b) der Verwaltungsrat
c) the Auditors	c) die Revisionsstelle

General Meeting of Shareholders	Generalversammlung

Article 8: Powers	Artikel 8: Kompetenzen

The primary control over the Company shall be vested in the General Meeting of Shareholders. It shall have the following intransferable rights:	Die Generalversammlung der Aktionäre ist oberstes Organ der Gesellschaft. Ihr stehen folgende unübertragbare Befugnisse zu:

1. to establish and amend the Articles of Incorporation and organizational regulations of the Company;	1. Festsetzung und Änderung der Statuten der Gesellschaft;

2. to appoint the members of the Board of Directors and the Auditors;	2. Wahl und Abberufung der Mitglieder des Verwaltungsrats und der Revisionsstelle;

3. to approve the annual report and the group accounts;	3. Genehmigung des Jahresberichtes und der Konzernrechnung;

4. to approve the annual financial statements, to decide upon the use of net result of the balance sheet, in particular to decide dividend payments and share of net profits;	4. Genehmigung der Jahresrechnung sowie Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere Festsetzung der Dividende und der Tantieme;

5. to grant discharge to the Board of Directors;	5. Entlastung der Mitglieder des Verwaltungsrats;

6. to pass all matters that are reserved to the General Meeting of Shareholders pursuant to the law or to the Articles of Incorporation and the by-laws.	6. Beschlussfassung über alle Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind.

Article 9: Right and Duty to Call a Meeting	Artikel 9: Recht und Pflicht der Einberufung

General Meetings of Shareholders are called by the Board of Directors and, in case of failure of the Board of Directors and if necessary, by the Auditors. The liquidators are also entitled to call a General Meeting of Shareholders.
Die Generalversammlung wird durch den Verwaltungsrat, nötigenfalls und insbesondere bei Nichterfüllung des Verwaltungsrats durch die Revisionsstelle einberufen. Das Einberufungsrecht steht auch den Liquidatoren zu.

The annual General Meeting of Shareholders shall be held within six months following the close of the business year; at least twenty days prior to the annual General Meeting of Shareholders, the annual business report and the Auditors’ report must be submitted for examination by the shareholders at the Company’s registered office. Any shareholder may request that a copy of these documents be immediately sent to him. The shareholders are to be notified hereof by letter.
Die ordentliche Generalversammlung ist jährlich innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres abzuhalten; spätestens zwanzig Tage vor der ordentlichen Generalversammlung sind der Geschäftsbericht und der Revisionsbericht den Aktionären am Sitz der Gesellschaft zur Einsicht aufzulegen. Jeder Aktionär kann verlangen, dass ihm unverzüglich eine Ausfertigung dieser Unterlagen zugestellt wird. Die Aktionäre sind hierüber durch schriftliche Mitteilung zu unterrichten.

A General Meeting of Shareholders is also to be called upon a demand of one or more shareholders representing at least ten (10%) percent of the share capital. The demand to call a meeting shall be in writing and shall specify the items and the proposals to be submitted to the meeting.
Die Einberufung einer Generalversammlung kann auch von einem oder mehreren Aktionären verlangt werden, die zusammen mindestens zehn Prozent (10%) des Aktienkapitals vertreten. Die Einberufung wird schriftlich unter Angabe des Verhandlungsgegenstands und der Anträge anbegehrt.

Extraordinary Meetings of Shareholders may be called at any time, as required, in compliance with the requirements set out in the first paragraph of this article 9.	Ausserordentliche Generalversammlungen können je nach Bedarf jederzeit stattfinden, gemäss den Anforderungen festgelegt im ersten Paragraph dieses Art. 9.

Article 10: Form of the Convocation	Artikel 10: Form der Einberufung

The General Meeting of Shareholders shall be called not less than twenty days prior to the meeting. The notice shall be given in writing by mail, if the names and addresses of all shareholders are known, otherwise by publication in the Swiss Official Gazette of Commerce.
Die Generalversammlung wird mindestens zwanzig Tage vor der Versammlung einberufen. Die Einberufung erfolgt durch gewöhnlichen Brief an die Aktionäre, sofern deren Namen und Adressen bekannt sind, andernfalls durch Publikation im Schweizerischen Handelsamtsblatt.

The notice shall specify the place, date and time of the meeting, as well as the items and proposals of the Board of Directors and of the shareholders who demanded that a General Meeting of Shareholders be called.
In der Einberufung sind Ort, Datum und Zeit der Generalversammlung sowie die Verhandlungsgegenstände und Anträge des Verwaltungsrats und der Aktionäre bekannt zu geben, welche die Durchführung einer Generalversammlung verlangt haben.

Article 11: Meeting of All Shareholders	Artikel 11: Universalversammlung

Shareholders or their proxies representing all issued shares may hold a meeting of shareholders without complying with the formalities required for calling a meeting unless objection is raised. At such meeting, discussion may be held and resolution passed on all matters within the scope of the powers of a General Meeting of Shareholders for so long as the shareholders or proxies representing all issued shares are present.
Die Eigentümer oder Vertreter sämtlicher Aktien können, falls kein Widerspruch erhoben wird, eine Generalversammlung ohne Einhaltung der für die Einberufung vorgeschlagenen Formvorschriften abhalten. In dieser Versammlung kann über alle in den Geschäftskreis der Generalversammlung fallenden Geschäfte gültig verhandelt und Beschluss gefasst werden, solange die Eigentümer oder Vertreter sämtlicher Aktien anwesend sind.

Article 12: Right to Vote and Representation	Artikel 12: Stimmrecht und Stellvertretung

Each share entitles to one vote. The shareholders may be represented at the General Meeting of Shareholders by representatives, who need not be shareholders, acting under written proxy. The Board of Directors shall decide whether a proxy is to be accepted.
Jede Aktie gibt das Recht auf eine Stimme. Die Aktionäre können sich durch Stellvertreter, die selbst nicht Aktionäre der Gesellschaft sein müssen, aufgrund einer schriftlichen Vollmacht vertreten lassen. Der Verwaltungsrat entscheidet über deren Anerkennung.

Article 13: Organization of the General Meeting of Shareholders and Adoption of Resolutions	Artikel 13: Organisation der Generalversammlung und Beschlussfassung

The General Meeting of Shareholders shall be chaired by the Chairman, or, in his absence, by the Vice-Chairman or another member of the Board of Directors. The Chairman designates a Secretary for the minutes and a scrutineer for the counting of the votes who need not be shareholders.
Den Vorsitz der Generalversammlung führt der Präsident, bei dessen Verhinderung der Vizepräsident oder ein anderes Mitglied des Verwaltungsrats. Der Vorsitzende bezeichnet den Protokollführer und einen Stimmenzähler, die nicht Aktionäre sein müssen.

The Board of Directors is responsible for the keeping of the minutes which are to be signed by the Chairman and the Secretary.	Der Verwaltungsrat sorgt für die Führung des Protokolls, das vom Vorsitzenden und vom Protokollführer zu unterzeichnen ist.

Unless otherwise provided by law (namely by article 704 CO, to the exclusion of article 703 CO) or the Articles of Incorporation, the General Meeting of Shareholders passes its resolutions with the simple majority of the votes attributed to the represented shares.
Sofern nicht zwingende Vorschriften des Gesetzes (wie namentlich Artikel 704 OR als Ausnahme zu Artikel 703 OR) oder die Statuten etwas anderes bestimmen, erfolgt die Beschlussfassung mit der einfachen Mehrheit der vertretenen Aktienstimmen.

Board of Directors	Verwaltungsrat

Article 14: Constitution and Term of Office	Artikel 14: Zusammensetzung und Amtsdauer

The Board of Directors consists of one or several members who are elected by the General Meeting of Shareholders for a term of one year. The term of office of a member of the Board of Directors shall, subject to prior resignation or removal, expire upon the day of the next annual General Meeting of Shareholders. Newly appointed members shall complete the term of office of their predecessors.
Der Verwaltungsrat setzt sich aus einem oder mehreren, von der Generalversammlung auf die Dauer von einem Jahr gewählten Mitglieder zusammen. Die Amtsdauer der Mitglieder des Verwaltungsrats endet mit dem Tag der nächsten ordentlichen Generalversammlung, vorbehalten eines vorzeitigen Rücktritts oder einer Abberufung. Neue Mitglieder treten in die Amtsdauer derjenigen ein, die sie ersetzen.

The Board of Directors shall constitute itself. It appoints a Chairman, a Vice-Chairman and a Secretary who needs not be a member of the Board of Directors.	Der Verwaltungsrat konstituiert sich selbst. Er bezeichnet einen Präsidenten, einen Vizepräsidenten und den Sekretär, der nicht Mitglied des Verwaltungsrats sein muss.

Article 15: Convocation	Artikel 15: Einberufung

The Board of Directors meets as often as the business and affairs of the Company require, but at least quarterly. The meeting is called by the Chairman or the Vice-Chairman. Each member of the Board of Directors may request that the Chairman or the Vice-Chairman call a meeting.
Der Verwaltungsrat tritt zusammen, sooft es die Geschäfte erfordern, jedoch mindestens quartalsweise. Er wird durch den Präsidenten oder Vizepräsidenten einberufen. Jedes Mitglied des Verwaltungsrats kann beim Präsidenten oder Vizepräsidenten die Einberufung einer Sitzung verlangen.

Article 16: Resolutions, Quorum, Minutes and Organisation	Artikel 16: Beschlüsse, Beschlussfähigkeit, Protokolle und Organisation

Subject to Article 18 below, resolutions of the Board of Directors shall be passed and carried out in board meetings by the simple majority of the votes cast, if the Board of Directors is composed of more than one member. In case of a tie, the vote of the Chairman shall not be decisive.
Vorbehältlich Artikel 18 nachstehend werden Beschlüsse durch einfache Mehrheit der stimmenden Verwaltungsratsmitglieder gefasst, sofern mehr als ein Mitglied dem Verwaltungsrat angehört. Im Falle von Stimmengleichheit hat der Präsident keinen Stichentscheid.

The Chairman may order a meeting of the Board of Directors to be held by telephone or video conference or by any similar means of audio or audio-visual communication or via electronic devices, unless any member of the Board of Directors requests deliberation in a meeting, and provided that the members attending by telephone, video, audio or via electronic means may be clearly identified. Resolutions taken in a telephone or video conference or audio conference or via electronic devices follow the rules applicable to resolutions taken in a physical meeting.
Der Präsident kann die Abhaltung einer Sitzung über Telefon, Videokonferenz oder andere ähnliche audiovisuelle oder elektronische Kommunikationsmittel anordnen, sofern kein Mitglied die Abhaltung einer physischen Sitzung beantragt und vorausgesetzt, dass die Mitglieder über Telefon, Video, Audiogeräte oder andere elektronische Mittel eindeutig identifiziert werden können. Im Übrigen gelten für über Telefon, Videokonferenz oder andere ähnliche audiovisuelle oder elektronische Kommunikationsmittel gefasste Beschlüsse

The decisions to be taken by notarial deed (in particular articles 651a, 652g, 653g CO) require the presence of only one member of the Board.	dieselben Bestimmungen wie für an physischen Sitzungen gefasste Beschlüsse. Für öffentlich zu beurkundende Feststellungsbeschlüsse genügt die Anwesenheit eines einzelnen Mitglieds (vgl. insbesondere Artikel 651a, 652g, 653g OR).

Article 17: Resolutions by way of circulation	Artikel 17: Zirkularbeschlüsse

Resolutions can be passed without holding a meeting of the Board of Directors by obtaining the written consent of the Board members to a given proposal (i.e. by letter, fax or electronic transmission), provided no member requests oral deliberation. Resolutions adopted by way of circulation are taken with the majority of votes cast. Resolutions by way of circulation need to be approved in the following meeting of the Board of Directors. The procedure for adopting resolutions by way of circulation shall be the responsibility of the Chairman.
Beschlüsse des Verwaltungsrats können auch auf schriftlichem Wege (d.h. Brief, Telefax oder E-Mail) gefasst werden, sofern nicht ein Mitglied mündliche Beratung verlangt. Solche Zirkularbeschlüsse werden mit der Mehrheit der abgegebenen Stimmen gefasst. Zirkularbeschlüsse müssen an der nächsten Verwaltungsratssitzung genehmigt werden. Der Präsident ist für das Verfahren der Beschlussfassung auf dem Zirkularweg verantwortlich.

Article 18: Duties	Artikel 18: Aufgaben

The Board of Directors is authorized to decide on all matters which are not reserved by law or by the Articles of Incorporation to the General Meeting of Shareholders or the Auditors. The Board of Directors has the following non delegable and inalienable duties:
Der Verwaltungsrat erledigt alle Angelegenheiten, die nicht gemäss Gesetz oder Statuten der Generalversammlung oder Revisionsstelle vorbehalten sind. Er hat folgende unübertragbare und unentziehbare Aufgaben:

1. the ultimate conduct of the Company and the issuance of the necessary directives;	1. die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;

2. the determination of the organization of the Company;	2. die Festlegung der Organisation der Gesellschaft;

3. the administration of the accounting system and of the financial controls, as well as the financial planning to the extent necessary to manage the Company;	3. die Ausgestaltung des Rechnungswesens, der Finanzkontrolle sowie der Finanzplanung, sofern dies für die Führung der Gesellschaft notwendig ist;

4. the appointment and removal of the persons responsible for the management and representation of the Company;	4. die Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen;

5. the ultimate supervision of the persons responsible for the management of the Company, namely in view of compliance with the law, the Articles of Incorporation, the bye-laws, the organizational regulations and relevant directives;
5. die Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, organisatorischen Reglemente und Weisungen;

6. the preparation of the annual business report and the General Meeting of Shareholders and to carry out the resolutions adopted by the General Meeting of Shareholders;	6. die Erstellung des Geschäftsberichtes sowie die Vorbereitung der Generalversammlung und die Ausführung ihrer Beschlüsse;

7. the notification of the court in case of insolvency;	7. die Benachrichtigung des Richters im Falle der Überschuldung;

The Board of Directors shall appoint the persons authorized to sign on behalf of the Company and determine their signature power.	Der Verwaltungsrat bestimmt die für die Gesellschaft zeichnungsberechtigten Personen und die Art ihrer Zeichnung.

Article 19: Delegation, Organizational regulations	Artikel 19: Delegation, Organisationsreglement

The Board of Directors may delegate the preparation and the execution of its decisions as well as the supervision of certain issues to one or more of its members in particular.	Der Verwaltungsrat kann die Vorbereitung und die Ausführung seiner Beschlüsse oder die Überwachung von Geschäften Ausschüssen oder einzelnen Mitgliedern zuweisen.

The Board of Directors may, in compliance with the organizational regulations and Article 19, delegate all or part of its powers to one or more of its members or to third parties, who may not necessarily be shareholders.
Der Verwaltungsrat kann im Rahmen von Artikel 19 und nach Massgabe eines Organisationsreglementes seine Befugnisse teilweise oder ganz einem oder mehreren Mitgliedern oder Dritten, die nicht notwendigerweise Aktionäre sein müssen, delegieren.

Such organizational regulations determine the conditions of the corporate management, rule the necessary appointments, determine the duties and regulate, in particular, the obligation to draw up reports.
Das Organisationsreglement legt die Bedingungen der Geschäftsführung fest, enthält die notwendigen Anordnungen, umschreibt die Aufgaben und sieht insbesondere die Pflicht einer angemessenen Berichterstattung vor.

Article 20: Compensation	Artikel 20: Vergütung

The members of the Board of Directors are entitled to compensation and reimbursement of their expenses as determined by the Board of Directors.	Die Mitglieder des Verwaltungsrats haben Anspruch auf Ersatz ihrer Auslagen und eine Vergütung wie vom Verwaltungsrat festgelegt.

The Auditors	Revisionsstelle

Article 21: Audit obligations	Artikel 21: Revisionspflicht
The Company must submit its annual financial statements and, if need be, its consolidated financial statements to an ordinary audit, if:	Die Gesellschaft muss ihre Jahresrechnung und gegebenenfalls ihre Konzernrechnung durch eine Revisionsstelle ordentlich prüfen lassen, wenn:

1. it is a company listed on a stock exchange;	1. die Gesellschaft eine Publikumsgesellschaft ist;

2. during two successive financial years, it exceeds two of the following thresholds:	2. zwei der nachstehenden Grössen in zwei aufeinander folgenden Geschäftsjahren überschritten sind:

- total of assets at the balance sheet: CHF 10 million;	- Bilanzsumme von CHF 10 Millionen;

- total incomes: CHF 20 million;	- Umsatzerlös von CHF 20 Millionen;

- workforce: 50 full time employees on an annual average;	- 50 Vollzeitstellen im Jahresdurchschnitt;

3. it is obliged to issue consolidated financial statements.	3. die Gesellschaft zur Erstellung einer Konzernrechnung verpflichtet ist.

An ordinary audit of the annual financial statements is also required when the shareholders representing together at least 10% of the capital so request.	Eine ordentliche Revision muss auch dann vorgenommen werden, wenn Aktionäre, die zusammen mindestens 10% des Aktienkapitals vertreten, dies verlangen.

When the conditions of an ordinary audit are not fulfilled, the Company submits its annual financial statements to the Auditors for a limited audit.	Sind die Voraussetzungen für eine ordentliche Revision nicht gegeben, so muss die Gesellschaft ihre Jahresrechnung durch eine Revisionsstelle eingeschränkt prüfen lassen.

Article 22: Election, Term of Office	Artikel 22: Wahl, Amtsdauer

The General Meeting of Shareholders appoints the Auditors.	Die Generalversammlung wählt die Revisionsstelle.

The General Meeting of Shareholders may appoint a special audit firm entrusted with the examination required under applicable law in connection with capital increases (articles 652f, 653f and 653i CO) and in connection with the issues administered by the Swiss Merger Act.
Die Generalversammlung kann besondere Revisoren bestellen für gesetzlich vorgeschriebene Prüfungen bei Kapitalerhöhungen (Artikel 652f, 653f und 653i OR) und bei Gegenständen des Fusionsgesetzes.

The Company may be released from the obligation to appoint Auditors if:	Die Gesellschaft ist von der Revisionspflicht befreit, wenn:

- the Company is not subject to an ordinary audit;	- die Voraussetzungen für eine ordentliche Revision der Gesellschaft nicht gegeben sind;

- all the shareholders consent to it, and	- sämtliche Aktionäre dem zustimmen; und

- the headcount of the Company does not exceed 10 full time employees on an annual average.	- die Gesellschaft nicht mehr als 10 Vollzeitstellen im Jahresdurchschnitt beschäftigt.

Whenever the shareholders have waived the limited audit, this waiver is also effective for the following years. Each shareholder is however entitled to require a limited audit or the appointment of Auditors at the latest ten (10) days before the General Meeting of Shareholders. In this case, the General Meeting of Shareholders may take the resolution of article 8 para.1 nr. 3 and 4 only once the Auditors’ report is available.
Haben die Aktionäre auf eine eingeschränkte Revision verzichtet, so gilt dieser Verzicht auch für die nachfolgenden Jahre. Jeder Aktionär hat jedoch das Recht, spätestens 10 Tage vor der Generalversammlung eine eingeschränkte Revision oder die Wahl einer Revisionsstelle zu verlangen. Die Generalversammlung darf diesfalls die Beschlüsse nach Artikel 8 Absatz 1 Ziffer 3 und 4 erst dann fassen, wenn der Revisionsbericht vorliegt.

One or several private individuals or legal entities may be appointed as Auditors.	Als Revisionsstelle können eine oder mehrere natürliche oder juristische Personen oder Personengesellschaften gewählt werden.

At least one of the members of the Auditors must have its domicile, seat or a branch registered with the Register of Commerce. When the Company has several Auditors, at least one of the Auditors has to comply with such requirement.
Wenigstens ein Mitglied der Revisionsstelle muss seinen Wohnsitz, seinen Sitz oder eine eingetragene Zweigniederlassung in der Schweiz haben. Hat die Gesellschaft mehrere Revisionsstellen, so muss zumindest eine diese Voraussetzung erfüllen.

When the Company must submit its annual financial statements to an ordinary audit according to:	Ist die Gesellschaft zu einer ordentlichen Revision verpflichtet gestützt auf:

a) article 727 para. 1 nr. 1 CO,	a) Artikel 727 Absatz 1 Ziffer 1 OR,

the General Meeting of Shareholders appoints as Auditors an auditors’ company which is submitted to the supervision of the State according to the Federal Act on the supervision of auditors dated 16 December 2005;
so muss die Generalversammlung als Revisionsstelle ein staatlich beaufsichtigtes Revisionsunternehmen nach den Vorschriften des Revisionsaufsichtsgesetzes vom 16. Dezember 2005 wählen;

b) article 727 para. 1 nr. 2 and 3 CO, article 727 para. 2 CO,	b) Artikel 727 Absatz 1 Ziffer 2 and 3 OR, Artikel 727 Absatz 2 OR,

the General Meeting of Shareholders appoints as Auditors a certified expert-auditor licensed within the meaning of the Federal Act on the supervision of auditors dated 16 December 2005.	so muss die Generalversammlung als Revisionsstelle einen zugelassenen Revisionsexperten nach den Vorschriften des Revisionsaufsichtsgesetzes vom 16. Dezember 2005 wählen.

When the Company must submit its annual financial statements to a limited audit, the General Meeting of Shareholders appoints as Auditors a licensed auditor within the meaning of the Federal Act on the supervision of auditors dated 16 December 2005.
Ist die Gesellschaft nur zur eingeschränkten Revision verpflichtet, kann die Generalversammlung als Revisionsstelle auch einen zugelassenen Revisor nach den Vorschriften des Revisionsaufsichtsgesetztes vom 16. Dezember 2005 wählen.

The Auditors and the special audit firm as may be appointed according to this article 23 must be independent, in accordance with article 728, respectively art. 729 CO.	Die Revisionsstelle und der gegebenenfalls gemäss Artikel 23 gewählten besondere Revisor müssen nach den Artikeln 728 bzw. 729 OR unabhängig sein.

The Auditors and the special audit firm as may be appointed according to this article 23 are appointed until the next annual General Meeting of Shareholders. They are re-eligible.	Die Revisionsstelle und gegebenenfalls der gemäss Artikel 23 gewählte besondere Revisor werden für die Dauer bis zur nächsten Generalversammlung gewählt. Eine Wiederwahl ist möglich.

Article 23: Duties	Artikel 23: Aufgaben

The Auditors must comply with articles 728 et seq. CO.	Die Revisionsstelle hat ihre Aufgaben gemäss Artikel 728 ff. OR zu erfüllen.

The Auditors’ report must be available before the General Meeting of Shareholders has approved the annual and group accounts and the use of the net profit.	Der Revisionsbericht muss vorliegen bevor die Generalversammlung die Jahresrechnung und die Konzernrechnung genehmigt und über die Verwendung des Bilanzgewinns beschliesst.

In case of ordinary audit, the Auditors must attend the ordinary General Meeting of Shareholders, unless the General Meeting of Shareholders renounce to it by resolutions taken unanimously.	Wird eine ordentliche Revision durchgeführt, so muss die Revisionsstelle an der Generalversammlung anwesend sein. Die Generalversammlung kann durch einstimmigen Beschluss auf die Anwesenheit der Revisionsstelle verzichten.

IV. FINANCIAL YEAR AND ALLOCATION OF THE NET PROFIT	IV. GESCHäFTSJAHR UND VER-WENDUNG DES BILANZ-GEWINNES

Article 24: Financial Year and Allocation of the Net Profit	Artikel 24: Geschäftsjahr und Gewinnverteilung

The Company’s financial year shall be determined by the Board of Directors.	Das Geschäftsjahr wird vom Verwaltungsrat festgelegt.

Subject to the statutory provisions regarding the distribution of profits, the net profit may be allocated by the General Meeting of Shareholders at its discretion.	Vorbehaltlich der gesetzlichen Vorschriften über die Gewinnverteilung steht der Bilanzgewinn der Generalversammlung zur freien Verfügung.

V. DISSOLUTION AND LIQUIDATION	V. AUFLöSUNG UND LIQUIDATION

Article 25: Dissolution and Liquidation	Artikel 25: Auflösung und Liquidation

Should the Company be dissolved, the Board of Directors shall carry out the liquidation unless the General Meeting of Shareholders decides otherwise.	Wird die Gesellschaft aufgelöst, so führt der Verwaltungsrat die Liquidation durch, sofern die Generalversammlung nicht etwas anderes beschliesst.

VI. NOTICES AND ANNOUNCEMENTS	VI. MITTEILUNGEN UND BEKANNT-MACHUNGEN

Article 26: Notices and Announcements	Artikel 26: Mitteilungen und Bekannt-machungen

Official publications of the Company shall be made in the Swiss Official Gazette of Commerce. Notices to shareholders shall be given by mail, facsimile or emails if their names and addresses are known and not otherwise described by law.
Publikationsorgan ist das Schweizerische Handelsamtsblatt. Mitteilungen an die Aktionäre erfolgen durch gewöhnlichen Brief, Fax oder Email soweit deren Namen und Adressen bekannt sind und das Gesetz nichts anderes vorschreibt.

The English version is a translation of the German original and shall not have binding effect.	Die englische Fassung ist eine Übersetzung des deutschen Originaltextes und ohne rechtliche Verbindlichkeit.

Zug, 20 November 2008	Zug, 20. November 2008